Exhibit 10.68

Jazz Pharmaceuticals

Amendment No. 1 to

Amended and Restated Xyrem License and Distribution Agreement

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Xyrem License and Distribution Agreement dated as of June 30, 2006 (the “Agreement”) by and between Jazz Pharmaceuticals, Inc., having its principal place of business at 3180 Porter Drive, Palo Alto, California 94304, USA (together with its Affiliates, “Jazz Pharmaceuticals”) and UCB Pharma Limited, a company organized under the laws of England having its principal place of business at 208 Bath Road, Slough, Berkshire, SL1 3WE (together with its Affiliates, “UCB”), is entered into as of the 21 day of December, 2007 (the “Execution Date”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Agreement.

RECITALS

WHEREAS, in accordance with Section 17.5 of the Agreement, the parties wish to amend the Agreement to revise certain terms and conditions governing the disposition of Product by UCB upon termination of the Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth hereinafter and in the Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, Jazz Pharmaceuticals and UCB hereby agree as follows:

1.	Amendment of Rights and Obligations on Termination. Jazz Pharmaceuticals and UCB hereby amend Section 14.5 to remove the last clause of Section 14.5(iii), so that Section 14.5(iii) will read as follows: “Jazz Pharmaceuticals may, if UCB elects not to pursue its sell-off rights under Section14.7, repurchase UCB’s inventory of non-obsolete and non-expired Product at the price paid by UCB for such Product or direct UCB to sell them to the Third Party or parties selected by Jazz Pharmaceuticals at the price paid by UCB.”

2.	Amendment of Sell-Off Period. Jazz Pharmaceuticals and UCB hereby amend and restate Section 14.7 in its entirety to read as follows:

“14.7 Sell-Off Period. Notwithstanding anything to the contrary in Section 14.4 hereto, upon expiration or termination of this Agreement, UCB shall have the right to continue to distribute its existing inventory of non-expired Product for a period of twelve (12) months after the effective date of expiration or the effective date of termination of this Agreement as the case may be. Any such continued distribution shall be in accordance with all applicable laws and regulations and the terms of this Agreement.”

3.	No Other Changes. Except as provided in this Amendment, the Agreement remains in full force and effect as originally executed.

4.	Governing Law. This Amendment will be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.

5.	Headings. Headings in this Amendment are for convenience of reference only and shall not be considered in construing this Amendment.

6.	Severability. If any provision of this Amendment is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

7.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives as of the Execution Date.

UCB PHARMA LIMITED

By:	/s/ Tim Stow	/s/ Mark Hardy
Name:	Tim Stow	Mark Hardy
Title:	VP Legal Affairs	VP UK Corporate Services

By:
Name:
Title:

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Jason Levin
Name:	Jason Levin
Title:	Vice President, Licensing & Acquisitions

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